Exhibit 99.1

Western Refining and Northern Tier Announce

Preliminary Merger Consideration Election Results

EL PASO, TEXAS – June 22, 2016 – Western Refining, Inc. (NYSE: WNR) and Northern Tier Energy LP (NYSE: NTI) today announced the preliminary results of the elections made by NTI common unitholders regarding their preference as to the form of merger consideration to be received in WNR’s pending acquisition of NTI. The merger is expected to close following the special meeting of NTI unitholders to be held on June 23, 2016, assuming receipt of NTI unitholder approval.

As previously announced, WNR entered into an Agreement and Plan of Merger dated December 21, 2015 (the “Merger Agreement”) with NTI and certain other related parties thereto, pursuant to which WNR would acquire all of NTI’s outstanding common units not already owned by WNR and its subsidiaries. Under the terms of the Merger Agreement, NTI unitholders were entitled to elect to receive: (i) $15.00 in cash without interest and 0.2986 of a share of WNR common stock (the “Mixed Election”), (ii) $26.06 in cash without interest (a “Cash Election”) or (iii) 0.7036 of a share of WNR common stock (a “Stock Election”), for each NTI common unit they own immediately prior to the merger. The election is subject to proration to ensure that the aggregate cash paid and WNR common stock issued in the merger will equal the total amount of cash and number of shares of WNR common stock that would have been paid and delivered if all NTI unitholders received $15.00 in cash and 0.2986 of a share of WNR common stock per NTI common unit. The deadline for making this election was 5:00 p.m. Eastern Time on June 21, 2016 (the “Election Deadline”).

Based on available information as of the Election Deadline, the preliminary merger consideration election results are as follows:

•	Holders of approximately 5.6% of the outstanding NTI common units (excluding common units owned by WNR or any of its subsidiaries) made a Mixed Election;

•	Holders of approximately 71.6% of the outstanding NTI common units (excluding common units owned by WNR or any of its subsidiaries) made a Cash Election; and

•	Holders of approximately 1.7% of the outstanding NTI common units (excluding common units owned by WNR or any of its subsidiaries) made a Stock Election.

•	Holders of approximately 21.1% of the outstanding NTI common units (excluding common units owned by WNR or any of its subsidiaries) failed to make a valid election prior to the Election Deadline and, therefore, are deemed to have made the Mixed Election.

Elections made by NTI unitholders pursuant to the notice of guaranteed delivery procedure require the delivery of units to American Stock Transfer & Trust Company, LLC, the exchange agent for the merger, by 5:00 p.m. Eastern Time on June 24, 2016. If the exchange agent does not receive the required unit certificates or book-entry transfer of units by the guaranteed delivery deadline, the NTI common units subject to such elections will be treated as units deemed to have made the Mixed Election.

After the final results of the merger consideration election process are determined, the final allocation of merger consideration will be calculated in accordance with the terms of the Merger Agreement. The allocation is currently expected to occur on or about June 28, 2016.

About Western Refining

Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. The refining segment operates refineries in El Paso, Texas and Gallup, New Mexico. The retail segment includes retail service stations, convenience stores, and unmanned fleet fueling locations in Arizona, Colorado, New Mexico, and Texas.

Western Refining, Inc. owns the general partner and approximately 60.8% of the limited partnership interest in Western Refining Logistics, LP (NYSE: WNRL) and the general partner and approximately 38.2% of the limited partnership interest in Northern Tier Energy LP.

More information about Western Refining is available at www.wnr.com.

About Northern Tier

Northern Tier Energy LP is an independent downstream energy company with refining, retail and logistics operations that serves the PADD II region of the United States. Northern Tier operates a 97,800 barrels per stream day refinery located in St. Paul Park, Minnesota. Northern Tier also operates approximately 169 convenience stores and supports approximately 114 franchised convenience stores, primarily in Minnesota and Wisconsin, under the SuperAmerica trademark, and owns a bakery and commissary under the SuperMom’s brand. Northern Tier is headquartered in Tempe, Arizona.

More information about Northern Tier is available at www.northerntier.com.

Important Notice to Investors

This press release may be deemed to be solicitation material in respect of the proposed merger of NTI and a subsidiary of WNR. In connection with the proposed merger, WNR filed with the SEC a Registration Statement on Form S-4 that includes a proxy statement of NTI that also constitutes a prospectus of WNR. The Registration Statement was declared effective by the SEC on May 23, 2016. NTI commenced mailing to its security holders a definitive proxy statement on or about May 23, 2016. WNR and NTI also plan to file other documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS THAT HAVE BEEN FILED OR WILL BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS. Investors and security holders may obtain free copies of the proxy statement/prospectus and other documents containing important information about WNR and NTI once such documents are filed with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by WNR will be available free of charge on WNR’s website at www.wnr.com under the “Investor Relations” section or by contacting WNR’s Investor Relations Department at (602) 286-1530. Copies of the documents filed with the SEC by NTI will be available free of charge on NTI’s website at www.northerntier.com under the “Investors” section or by contacting NTI’s Investor Relations Department at (602) 302-5450.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in Solicitation Relating to the Merger

WNR, NTI and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the common unitholders of NTI in connection with the proposed merger. Information about the directors and executive officers of WNR is set forth in the Proxy Statement on Schedule 14A for WNR’s 2016 annual meeting of shareholders, which was filed with the SEC on April 22, 2016. Information about the directors and executive officers of the general partner of NTI is set forth in the 2015 Annual Report on Form 10-K for NTI, which was filed with the SEC on February 26, 2016. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements

This press release includes “forward-looking” statements by WNR and NTI. Forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. The forward-looking statements reflect WNR’s and/or NTI’s current expectations regarding future events, results or outcomes. These forward-looking statements include statements about, among other things, the Merger Agreement and proposed transactions relating thereto, the anticipated closing of the merger and the final allocation of the merger consideration. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. These risks and uncertainties include the risk that the merger is not consummated at all, including due to the inability of WNR or NTI to obtain all approvals necessary or the failure of other closing conditions. WNR and NTI cannot, and do not, give any assurance that expectations about future events will prove to be correct. These and other risks and uncertainties are discussed in more detail in filings made by WNR and NTI with the SEC, which are available to the public. All forward-looking statements are only as of the date made and neither WNR nor NTI undertake (and expressly disclaims) any obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

WNR Investor and Analyst Contact:

Jeffrey S. Beyersdorfer

(602) 286-1530

Michelle Clemente

(602) 286-1533

NTI Investor and Analyst Contact:

Paul Anderson

(651)-458-6494

Alpha IR Group

(651)-769-6700

nti@alpha-ir.com

Media Contact:

Gary Hanson

(602) 286-1777